Exhibit 99.1

PART I - FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

UNISYS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)

(Millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue
Services	$395.2	$417.9	$1,187.6	$1,268.8
Technology	66.0	70.1	235.3	246.3

	461.2	488.0	1,422.9	1,515.1
Costs and expenses
Cost of revenue
Services	318.2	343.1	961.6	1,019.7
Technology	38.7	18.0	121.5	87.1

	356.9	361.1	1,083.1	1,106.8
Selling, general and administrative	106.3	95.1	320.3	279.7
Research and development	6.0	6.7	17.3	19.1

	469.2	462.9	1,420.7	1,405.6

Operating (loss) income	(8.0)	25.1	2.2	109.5
Interest expense	7.9	8.5	24.6	27.0
Other (expense), net	(23.3)	(24.2)	(66.2)	(434.6)

Loss before income taxes	(39.2)	(7.6)	(88.6)	(352.1)
Provision for (benefit from) income taxes	0.7	10.9	25.1	(33.8)

Consolidated net loss	(39.9)	(18.5)	(113.7)	(318.3)
Net income (loss) attributable to noncontrolling interests	0.2	0.2	0.8	(1.0)

Net loss attributable to Unisys Corporation	$(40.1)	$(18.7)	$(114.5)	$(317.3)

Loss per share attributable to Unisys Corporation
Basic	$(0.59)	$(0.28)	$(1.69)	$(4.79)

Diluted	$(0.59)	$(0.28)	$(1.69)	$(4.79)

See notes to consolidated financial statements

UNISYS CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited)

(Millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Consolidated net loss	$(39.9)	$(18.5)	$(113.7)	$(318.3)

Other comprehensive income (loss)
Foreign currency translation	(90.9)	(36.5)	(204.2)	(36.8)
Postretirement adjustments, net of tax of $14.4 and $35.2 in 2022 and $7.4 and $45.2 in 2021	89.1	63.4	234.8	408.6

Total other comprehensive (loss) income	(1.8)	26.9	30.6	371.8

Comprehensive (loss) income	(41.7)	8.4	(83.1)	53.5
Less comprehensive income (loss) attributable to noncontrolling interests	0.1	(0.8)	(0.5)	(0.5)

Comprehensive (loss) income attributable to Unisys Corporation	$(41.8)	$9.2	$(82.6)	$54.0

See notes to consolidated financial statements

UNISYS CORPORATION

CONSOLIDATED BALANCE SHEETS (Unaudited)

(Millions)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$351.4	$552.9
Accounts receivable, net	404.6	451.7
Contract assets	26.3	42.0
Inventories	12.4	7.6
Prepaid expenses and other current assets	83.7	78.8

Total current assets	878.4	1,133.0
Properties	436.8	468.0
Less-accumulated depreciation and amortization	359.1	381.5

Properties, net	77.7	86.5

Outsourcing assets, net	78.7	124.6
Marketable software, net	168.6	176.2
Operating lease right-of-use assets	48.0	62.7
Prepaid postretirement assets	170.7 *	159.7
Deferred income taxes	109.9	125.3
Goodwill	286.2	315.0
Intangible assets, net	54.8	34.9
Restricted cash	13.6	7.7
Assets held-for-sale	20.0	20.0
Other long-term assets	151.5	173.9

Total assets	$2,058.1 *	$2,419.5

Liabilities and deficit
Current liabilities:
Current maturities of long-term-debt	$17.5	$18.2
Accounts payable	157.3	180.2
Deferred revenue	206.2	253.2
Other accrued liabilities	261.0	300.9

Total current liabilities	642.0	752.5

Long-term debt	498.4	511.2
Long-term postretirement liabilities	851.0 *	976.2
Long-term deferred revenue	127.2	150.7
Long-term operating lease liabilities	34.0	46.1
Other long-term liabilities	40.8	47.2
Commitments and contingencies (see Note 15)
Deficit:
Common stock, shares issued: 2022; 73.3, 2021; 72.5	0.7	0.7
Accumulated deficit	(1,523.5)	(1,409.0)
Treasury stock, shares at cost: 2022; 5.5, 2021; 5.3	(155.9)	(152.2)
Paid-in capital	4,726.8	4,710.9
Accumulated other comprehensive loss	(3,232.2)	(3,264.1)

Total Unisys Corporation stockholders’ deficit	(184.1)	(113.7)
Noncontrolling interests	48.8	49.3

Total deficit	(135.3)	(64.4)

Total liabilities and deficit	$2,058.1 *	$2,419.5

*

These consolidated financial statements reflect a change of $15.2 million to increase both assets and liabilities, as compared to the previously filed consolidated financial statements on November 7, 2022.

See notes to consolidated financial statements

UNISYS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(Millions)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Consolidated net loss	$(113.7)	$(318.3)
Adjustments to reconcile consolidated net loss to net cash (used for) provided by operating activities:
Foreign currency losses	6.3	3.2
Non-cash interest expense	1.0	1.5
Employee stock compensation	15.2	11.5
Depreciation and amortization of properties	29.3	23.2
Depreciation and amortization of outsourcing assets	48.8	50.8
Amortization of marketable software	42.7	50.9
Amortization of intangible assets	7.7	1.7
Other non-cash operating activities	0.2	(0.1)
Loss on disposal of capital assets	1.6	1.5
Postretirement contributions	(33.9)	(43.6)
Postretirement expense	34.1	407.7
Deferred income taxes, net	(6.5)	(65.3)
Changes in operating assets and liabilities, excluding the effect of acquisitions:
Receivables, net and contract assets	48.4	135.0
Inventories	(5.6)	2.2
Other assets	(2.5)	(4.1)
Accounts payable and current liabilities	(101.5)	(229.6)
Other liabilities	6.2	36.3

Net cash (used for) provided by operating activities	(22.2)	64.5

Cash flows from investing activities
Purchase of businesses, net of cash acquired	(0.3)	(150.4)
Proceeds from investments	2,441.0	3,286.4
Purchases of investments	(2,499.4)	(3,294.6)
Investment in marketable software	(35.2)	(42.1)
Capital additions of properties	(21.5)	(19.7)
Capital additions of outsourcing assets	(8.1)	(14.7)
Other	(0.9)	(0.9)

Net cash used for investing activities	(124.4)	(236.0)

Cash flows from financing activities
Payments of long-term debt	(14.6)	(99.1)
Proceeds from issuance of long-term debt	—	1.5
Proceeds from exercise of stock options	—	4.5
Other	(3.8)	(7.7)

Net cash used for financing activities	(18.4)	(100.8)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(30.6)	(9.9)

Decrease in cash, cash equivalents and restricted cash	(195.6)	(282.2)
Cash, cash equivalents and restricted cash, beginning of period	560.6	906.7

Cash, cash equivalents and restricted cash, end of period	$365.0	$624.5

See notes to consolidated financial statements

UNISYS CORPORATION

CONSOLIDATED STATEMENTS OF DEFICIT (Unaudited)

(Millions)

		Unisys Corporation
	Total	Total Unisys Corporation	Common Stock Par Value	Accumu- lated Deficit	Treasury Stock At Cost	Paid-in Capital	Accumu- lated Other Compre- hensive Loss	Non- controlling Interests
Balance at December 31, 2021	$(64.4)	$(113.7)	$0.7	$(1,409.0)	$(152.2)	$4,710.9	$(3,264.1)	$49.3
Consolidated net (loss) income	(57.0)	(57.3)		(57.3)				0.3
Stock-based activity	2.2	2.2			(3.5)	5.7
Translation adjustments	(17.7)	(14.9)					(14.9)	(2.8)
Postretirement plans	57.3	55.7					55.7	1.6

Balance at March 31, 2022	$(79.6)	$(128.0)	$0.7	$(1,466.3)	$(155.7)	$4,716.6	$(3,223.3)	$48.4

Consolidated net income (loss)	(16.8)	(17.1)		(17.1)				0.3
Stock-based activity	5.1	5.1			(0.2)	5.3
Translation adjustments	(95.6)	(92.3)					(92.3)	(3.3)
Postretirement plans	88.4	85.1					85.1	3.3

Balance at June 30, 2022	$(98.5)	$(147.2)	$0.7	$(1,483.4)	$(155.9)	$4,721.9	$(3,230.5)	$48.7

Consolidated net (loss) income	(39.9)	(40.1)		(40.1)				0.2
Stock-based activity	4.9	4.9				4.9
Translation adjustments	(90.9)	(87.4)					(87.4)	(3.5)
Postretirement plans	89.1	85.7					85.7	3.4

Balance at September 30, 2022	$(135.3)	$(184.1)	$0.7	$(1,523.5)	$(155.9)	$4,726.8	$(3,232.2)	$48.8

		Unisys Corporation
	Total	Total Unisys Corporation	Common Stock Par Value	Accumu- lated Deficit	Treasury Stock At Cost	Paid-in Capital	Accumu- lated Other Compre- hensive Loss	Non- controlling Interests
Balance at December 31, 2020	$(312.1)	$(356.8)	$0.7	$(960.5)	$(114.4)	$4,656.9	$(3,939.5)	$44.7
Consolidated net (loss) income	(157.5)	(157.8)		(157.8)				0.3
Capped call on conversion of notes	—	—			(30.8)	30.8
Stock-based activity	(1.3)	(1.3)			(6.7)	5.4
Translation adjustments	(17.1)	(17.9)					(17.9)	0.8
Postretirement plans	202.2	202.2					202.2	—

Balance at March 31, 2021	$(285.8)	$(331.6)	$0.7	$(1,118.3)	$(151.9)	$4,693.1	$(3,755.2)	$45.8

Consolidated net loss	(142.3)	(140.8)		(140.8)				(1.5)
Stock-based activity	4.5	4.5			(0.2)	4.7
Translation adjustments	16.8	16.4					16.4	0.4
Postretirement plans	143.0	142.7					142.7	0.3

Balance at June 30, 2021	$(263.8)	$(308.8)	$0.7	$(1,259.1)	$(152.1)	$4,697.8	$(3,596.1)	$45.0

Consolidated net (loss) income	(18.5)	(18.7)		(18.7)				0.2
Stock-based activity	5.3	5.3			—	5.3
Translation adjustments	(36.5)	(33.9)					(33.9)	(2.6)
Postretirement plans	63.4	61.8					61.8	1.6

Balance at September 30, 2021	$(250.1)	$(294.3)	$0.7	$(1,277.8)	$(152.1)	$4,703.1	$(3,568.2)	$44.2

See notes to consolidated financial statements

UNISYS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(Dollars in millions, except share and per share amounts)

Note 1 - Basis of Presentation

The accompanying consolidated financial statements and footnotes of Unisys Corporation have been prepared in accordance with generally accepted accounting principles in the United States of America (GAAP). The financial statements and footnotes are unaudited. In the opinion of management, the financial information furnished herein reflects all adjustments necessary for a fair statement of the results of operations, comprehensive income (loss), financial position, cash flows and deficit for the interim periods specified. These adjustments consist only of normal recurring accruals except as disclosed herein. Because of seasonal and other factors, results for interim periods are not necessarily indicative of the results to be expected for the full year.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions about future events. These estimates and assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities and the reported amounts of revenue and expenses. Such estimates include the valuation of estimated credit losses, contract assets, operating lease right-of-use assets, outsourcing assets, marketable software, goodwill, purchased intangibles and other long-lived assets, legal contingencies, assumptions used in the calculation for systems integration projects, income taxes and retirement and other post-employment benefits, among others. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Management adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ materially from these estimates. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

The company’s accounting policies are set forth in detail in Note 1 of the Notes to Consolidated Financial Statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission. Such Annual Report also contains a discussion of the company’s critical accounting policies and estimates. The company believes that these critical accounting policies and estimates affect its more significant estimates and judgments used in the preparation of the company’s consolidated financial statements.

Note 2 - Accounting Standards

Effective January 1, 2022, the company adopted Accounting Standards Update (ASU) No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This guidance requires that an acquirer recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASC 606, Revenue from Contracts with Customers, as if it had originated the contracts. Deferred revenue acquired in a business combination is no longer required to be measured at its fair value, which had historically resulted in a deferred revenue impairment at the date of acquisition. The company will adopt this guidance for acquisitions completed on or after January 1, 2022.

Note 3 - Acquisitions

On December 14, 2021, the company acquired 100% of CompuGain LLC (CompuGain), a leading cloud solutions provider, for a purchase price consideration of $85.3 million on a cash-free, debt-free basis. The company funded the cash consideration and acquisition-related costs with cash on hand.

The acquisition enhanced the company’s delivery of rapid and agile cloud migration, application modernization and data value realization to our clients.

The fair values of the total net assets acquired was as follows:

Receivables	$7.8
Prepaid expenses and other current assets	0.7
Properties and other long-term assets	0.2
Operating lease right-of-use assets	0.2
Accounts payable and accruals	(7.4)
Long-term operating lease liabilities	(0.1)
Intangible assets	45.9
Goodwill	38.0

Total	$85.3

In the second quarter of 2022, the company finalized its valuation of assets acquired and liabilities assumed resulting in measurement period adjustments that decreased goodwill by $27.5 million primarily related to an increase of $27.6 million in the fair value of the acquired intangible assets.

Goodwill is the excess of the purchase price consideration over the fair value of the underlying intangible assets and net liabilities assumed. The goodwill represents expected synergies, intellectual capital and the acquired assembled workforce, none of which qualify for recognition as a separate intangible asset. Goodwill determined by the allocation of the purchase price was recorded in the company’s Cloud, Applications & Infrastructure Solutions segment and is deductible for tax purposes.

The following table summarizes the fair value of the intangible assets acquired and the related weighted average amortization period:

	Weighted Average Amortization Period in Years	Fair Value
Customer relationships	12.0	$44.6
Trademark	4.0	1.3

Total		$45.9

The company’s consolidated financial statements include the results of CompuGain commencing as of the acquisition date. Revenue and earnings for CompuGain have not been presented as the impact is not material to the company’s consolidated financial statements.

For the nine months ended September 30, 2022, the company incurred and expensed acquisition-related costs of $0.4 million, Acquisition-related costs are included within selling, general and administrative expenses on the consolidated statements of income (loss).

Note 4 - Cost-Reduction Actions

During the three months ended September 30, 2022, the company recognized cost-reduction charges and other costs of $8.1 million. The charges related to work-force reductions were $0.5 million for changes in estimates. In addition, the company recorded charges of $7.6 million comprised of $1.9 million for net foreign currency losses related to exiting foreign countries, $4.7 million for asset impairments and $1.0 million for other expenses related to cost-reduction efforts.

During the three months ended September 30, 2021, the company recognized net cost-reduction charges and other costs of $0.8 million. The net credits related to work-force reductions were $0.6 million, principally related to severance costs, and were comprised of: (a) a charge of $0.7 million and (b) a credit of $1.3 million for changes in estimates. In addition, the company recorded net charges of $1.4 million comprised of a charge of $1.3 million for net foreign currency losses related to exiting foreign countries, a charge of $0.5 million for asset impairments and a credit of $0.4 million related to other cost-reduction efforts.

During the nine months ended September 30, 2022, the company recognized net cost-reduction charges and other costs of $14.2 million. The credit related to work-force reductions was $0.4 million for changes in estimates. In addition, the company recorded charges of $14.6 million comprised of $4.8 million for net foreign currency losses related to exiting foreign countries, $9.4 million for asset impairments and a net charge of $0.4 million for other expenses related to cost-reduction efforts.

During the nine months ended September 30, 2021, the company recognized net cost-reduction charges and other costs of $14.4 million. The net credits related to work-force reductions were $2.5 million, principally related to severance costs, and were comprised of: (a) a charge of $6.5 million and (b) a credit of $9.0 million for changes in estimates. In addition, the company recorded charges of $16.9 million comprised of $2.9 million for net foreign currency losses related to exiting foreign countries, $7.3 million for asset impairments and $6.7 million for other expenses related to cost-reduction efforts.

The charges (credits) were recorded in the following statement of income (loss) classifications:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cost of revenue	$3.9	$(0.2)	$7.4	$0.9
Selling, general and administrative	2.4	(0.1)	2.2	8.7
Research and development	(0.1)	(0.2)	(0.2)	1.9
Other (expense), net	1.9	1.3	4.8	2.9

Total	$8.1	$0.8	$14.2	$14.4

Liabilities and expected future payments related to the company’s work-force reduction actions are as follows:

	Total	U.S.	International
Balance at December 31, 2021	$16.3	$5.7	$10.6
Payments	(8.6)	(3.4)	(5.2)
Changes in estimates	(0.4)	(1.0)	0.6
Translation adjustments	(1.0)	—	(1.0)

Balance at September 30, 2022	$6.3	$1.3	$5.0

Expected future utilization on balance at September 30, 2022:
Short-term	$6.3	$1.3	$5.0

Note 5 - Pension and Postretirement Benefits

Net periodic pension expense (income) is presented below:

	Three Months Ended September 30, 2022			Three Months Ended September 30, 2021
	Total	U.S. Plans	International Plans	Total	U.S. Plans	International Plans
Service cost(i)	$0.4	$—	$0.4	$0.7	$—	$0.7
Interest cost	38.2	28.7	9.5	38.2	29.4	8.8
Expected return on plan assets	(66.1)	(47.4)	(18.7)	(69.8)	(50.0)	(19.8)
Amortization of prior service benefit	(1.2)	(0.6)	(0.6)	(1.3)	(0.7)	(0.6)
Recognized net actuarial loss	40.5	31.4	9.1	45.8	34.0	11.8

Net periodic pension expense (income)	$11.8	$12.1	$(0.3)	$13.6	$12.7	$0.9

	Nine Months Ended September 30, 2022			Nine Months Ended September 30, 2021
	Total	U.S. Plans	International Plans	Total	U.S. Plans	International Plans
Service cost(i)	$1.4	$—	$1.4	$2.4	$—	$2.4
Interest cost	116.2	86.0	30.2	116.2	88.2	28.0
Expected return on plan assets	(201.8)	(142.3)	(59.5)	(212.3)	(149.9)	(62.4)
Amortization of prior service benefit	(3.8)	(1.9)	(1.9)	(4.0)	(1.9)	(2.1)
Recognized net actuarial loss	123.3	94.4	28.9	138.6	101.8	36.8
Settlement losses (ii) (iii)	—	—	—	368.7	158.0	210.7

Net periodic pension expense (income)	$35.3	$36.2	$(0.9)	$409.6	$196.2	$213.4

(i)

Service cost is reported in selling, general and administrative expense. All other components of net periodic pension expense (income) are reported in other (expense), net in the consolidated statements of income (loss).

(ii)

In the second quarter of 2021, the company’s primary pension plan related to its Dutch subsidiary was transferred to a multi-client circle within a multi-employer fund. This action resulted in a pre-tax settlement loss of $182.6 million for the nine months ended September 30, 2021. Additionally, the company’s Swiss subsidiary transferred its defined benefit pension plans to a multiple-employer collective foundation. This action resulted in a pre-tax settlement loss of $28.1 million for the nine months ended September 30, 2021.

(iii)

In January 2021, the company purchased a group annuity contract to transferred projected benefit obligations related to its U.S. defined benefit pension plans. This action resulted in a pre-tax settlement loss of $158.0 million for the nine months ended September 30, 2021.

In 2022, the company expects to make cash contributions of approximately $38.5 million primarily for the company’s international defined benefit pension plans. In 2021, the company made cash contributions of $52.4 million to its worldwide defined benefit pension plans. During the nine months ended September 30, 2022 and 2021, the company made cash contributions of $30.9 million and $40.3 million, respectively.

At the end of each year, the company estimates its future cash contributions to its U.S. qualified defined benefit pension plans based on year-end pension data and assumptions. Any material deterioration in the value of the company’s U.S. qualified defined benefit pension plan assets, as well as changes in pension legislation, discount rate changes, asset return changes, or changes in economic or demographic trends, could require the company to make cash contributions to its U.S. defined benefit pension plans.

Net periodic postretirement benefit income is presented below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Service cost(i)	$0.1	$0.1	$0.2	$0.3
Interest cost	0.4	0.5	1.4	1.3
Expected return on assets	—	(0.1)	(0.2)	(0.3)
Recognized net actuarial gain	(0.5)	(0.7)	(1.5)	(2.0)
Amortization of prior service cost	(0.4)	(0.4)	(1.1)	(1.2)

Net periodic postretirement benefit income	$(0.4)	$(0.6)	$(1.2)	$(1.9)

(i)

Service cost is reported in selling, general and administrative expense. All other components of net periodic postretirement benefit expense (income) are reported in other (expense), net in the consolidated statements of income (loss).

The company expects to make cash contributions of approximately $6 million to its postretirement benefit plan in 2022. In 2021, the company made cash contributions of $4.0 million to its postretirement benefit plan. For the nine months ended September 30, 2022 and 2021, the company made cash contributions of $3.0 million and $3.3 million, respectively.

Note 6 - Stock Compensation

Under stockholder approved stock-based plans, stock options, stock appreciation rights, restricted stock and restricted stock units may be granted to officers, directors and other key employees.

As of September 30, 2022, the company has granted non-qualified stock options, restricted stock and restricted stock units under these plans. The company recognizes compensation cost, net of a forfeiture rate, in selling, general and administrative expense, and recognizes compensation cost only for those awards expected to vest. The company estimates the forfeiture rate based on its historical experience and its expectations about future forfeitures.

During the nine months ended September 30, 2022 and 2021, the company recorded $15.2 million and $11.5 million of share-based restricted stock and restricted stock unit compensation expense, respectively.

Restricted stock and restricted stock unit awards may contain time-based units, performance-based units, total shareholder return market-based units, or a combination of these units. Each performance-based and market-based unit will vest into zero to two shares depending on the degree to which the performance or market conditions are met. Compensation expense for performance-based awards is recognized as expense ratably for each installment from the date of grant until the date the restrictions lapse and is based on the fair market value at the date of grant and the probability of achievement of the specific performance-related goals. Compensation expense for market-related awards is recognized as expense ratably over the measurement period, regardless of the actual level of achievement, provided the service requirement is met. Restricted stock unit grants for the company’s directors vest upon award and compensation expense for such awards is recognized upon grant.

A summary of restricted stock and restricted stock unit (RSU) activity for the nine months ended September 30, 2022 follows (shares in thousands):

	Restricted Stock and RSU	Weighted- Average Grant-Date Fair Value
Outstanding at December 31, 2021	2,124	$22.73
Granted	1,174	24.73
Vested	(787)	22.23
Forfeited and expired	(163)	25.23

Outstanding at September 30, 2022	2,348	23.71

The aggregate weighted-average grant-date fair value of restricted stock and restricted stock units granted during the nine months ended September 30, 2022 and 2021 was $27.0 million and $32.4 million, respectively. The fair value of restricted stock and restricted stock units with time and performance conditions was determined based on the trading price of the company’s common shares on the date of grant. The fair value of awards with market conditions was estimated using a Monte Carlo simulation with the following weighted-average assumptions:

	Nine Months Ended September 30,
	2022	2021
Weighted-average fair value of grant	$34.14	$40.02
Risk-free interest rate(i)	1.72%	0.27%
Expected volatility(ii)	57.71%	57.08%
Expected life of restricted stock units in years(iii)	2.85	2.84
Expected dividend yield	—%	—%

(i)	Represents the continuously compounded semi-annual zero-coupon U.S. treasury rate commensurate with the remaining performance period.
(ii)	Based on historical volatility for the company that is commensurate with the length of the performance period.
(iii)	Represents the remaining life of the longest performance period.

As of September 30, 2022, there was $34.0 million of total unrecognized compensation cost related to outstanding restricted stock and restricted stock units granted under the company’s plans. That cost is expected to be recognized over a weighted-average period of 2.1 years. The aggregate weighted-average grant-date fair value of restricted stock and restricted stock units vested during the nine months ended September 30, 2022 and 2021 was $16.6 million and $14.8 million, respectively.

Common stock issued upon the lapse of restrictions on restricted stock and restricted stock units are newly issued shares. In light of its tax position, the company is currently not recognizing any tax benefits from the issuance of stock upon lapse of restrictions on restricted stock and restricted stock units.

Note 7 - Other (expense), net

Other (expense), net is comprised of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Postretirement expense*	$(10.9)	$(12.2)	$(32.5)	$(405.0)
Foreign exchange losses**	(5.9)	(2.1)	(6.3)	(3.0)
Environmental costs and other, net	(6.5)	(9.9)	(27.4)	(26.6)

Total other (expense), net	$(23.3)	$(24.2)	$(66.2)	$(434.6)

*	Includes $368.7 million in the nine months ended September 30, 2021 of settlement losses related to defined benefit pension plans. See Note 5.
**

Includes net foreign losses of $1.9 million and $1.3 million, respectively, in the three months ended September 30, 2022 and 2021, related to substantial completion of liquidation of foreign subsidiaries. Includes net foreign currency losses of $4.8 million and $2.9 million, respectively, in the nine months ended September 30, 2022 and 2021, related to substantial completion of liquidation of foreign subsidiaries.

Note 8 - Income Taxes

Accounting rules governing income taxes require that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. These rules also require that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or the entire deferred tax asset will not be realized.

The company evaluates the realizability of its deferred tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary. The realization of the company’s net deferred tax assets as of September 30, 2022 is primarily dependent on the ability to generate sustained taxable income in various jurisdictions. Judgment is required to estimate forecasted future taxable income, which may be impacted by future business developments, actual results, strategic operational and tax initiatives, legislative, and other economic factors and developments. Any increase or decrease in the valuation allowance would result in additional or lower income tax expense in that period and could have a significant impact on that period’s earnings. As a result of its projections of future taxable income, the company has determined that a portion of its non-U.S. net deferred tax assets no longer requires a valuation allowance as of September 30, 2022. The release of the valuation allowance for the three and nine months ended September 30, 2022 was approximately $10.4 million and $12.1 million, respectively, primarily in the United Kingdom and other European jurisdictions.

A full valuation allowance is currently maintained for all U.S. and certain foreign deferred tax assets in excess of deferred tax liabilities. The company will record a tax provision or benefit for those international subsidiaries that do not have a full valuation allowance against their net deferred tax assets. Any profit or loss recorded for the company’s U.S. operations will have no provision or benefit associated with it due to such valuation allowance, except with respect to withholding taxes not creditable against future taxable income. As a result, the company’s provision or benefit for taxes may vary significantly depending on the geographic distribution of income.

A corporation’s ability to deduct its federal net operating loss (NOL) carryforwards and utilize certain other available tax attributes can be substantially constrained under the general annual limitation rules of Section 382 of the U.S. Internal Revenue Code (Section 382) if it undergoes an “ownership change” as defined in Section 382 (generally where cumulative stock ownership changes among material shareholders exceed 50 percent during a rolling three-year period). Similar rules may apply under state tax laws. A future tax “ownership change” pursuant to Section 382 or future changes in tax laws that impose tax attribute utilization limitations may severely limit or effectively eliminate the company’s ability to utilize its NOL carryforwards and other tax attributes.

Note 9 - Loss Per Share

The following table shows how loss per share attributable to Unisys Corporation was computed (shares in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Basic loss per common share computation:
Net loss attributable to Unisys Corporation	$(40.1)	$(18.7)	$(114.5)	$(317.3)

Weighted average shares	67,787	67,131	67,623	66,211

Basic loss per common share	$(0.59)	$(0.28)	$(1.69)	$(4.79)

Diluted loss per common share computation:
Net loss attributable to Unisys Corporation	$(40.1)	$(18.7)	$(114.5)	$(317.3)

Weighted average shares	67,787	67,131	67,623	66,211
Plus incremental shares from assumed conversions of employee stock plans	—	—	—	—

Adjusted weighted average shares	67,787	67,131	67,623	66,211

Diluted loss per common share	$(0.59)	$(0.28)	$(1.69)	$(4.79)

Anti-dilutive weighted-average stock options and restricted stock units(i)	339	764	531	857

(i)	Amounts represent shares excluded from the computation of diluted loss per share, as their effect, if included, would have been anti-dilutive for the periods presented.

Note 10 - Contract Assets and Deferred Revenue

Contract assets represent rights to consideration in exchange for goods or services transferred to a customer when that right is conditional on something other than the passage of time. Deferred revenue represents contract liabilities.

Net contract assets (liabilities) are as follows:

	September 30, 2022	December 31, 2021
Contract assets - current	$26.3	$42.0
Contract assets - long-term(i)	13.6	17.4
Deferred revenue - current	(206.2)	(253.2)
Deferred revenue - long-term	(127.2)	(150.7)

(i)	Reported in other long-term assets on the company’s consolidated balance sheets.

Significant changes in the above contract liability balances were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue recognized that was included in deferred revenue at the beginning of the period	$40.7	$47.5	$185.5	$210.4

Note 11 - Capitalized Contract Costs

The company’s incremental direct costs of obtaining a contract consist of sales commissions which are deferred and amortized ratably over the initial contract life. These costs are classified as current or noncurrent based on the timing of when the company expects to recognize the expense. The current and noncurrent portions of deferred commissions are included in prepaid expenses and other current assets and in other long-term assets, respectively, in the company’s consolidated balance sheets. At September 30, 2022 and December 31, 2021, the company had $4.1 million and $6.7 million, respectively, of deferred commissions.

Amortization expense related to deferred commissions was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Deferred commissions - amortization expense(i)	$0.5	$0.6	$2.4	$2.2

(i)	Reported in selling, general and administrative expense in the company’s consolidated statements of income (loss).

Costs on outsourcing contracts are generally expensed as incurred. However, certain costs incurred upon initiation of an outsourcing contract (costs to fulfill a contract), principally initial customer setup, are capitalized and expensed over the initial contract life. These costs are included in outsourcing assets, net in the company’s consolidated balance sheets. The amount of such costs at September 30, 2022 and December 31, 2021 was $38.8 million and $56.2 million, respectively. These costs are amortized over the initial contract life and reported in cost of revenue.

Amortization expense related to costs to fulfill a contract was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Costs to fulfill a contract - amortization expense	$5.1	$7.7	$21.5	$20.4

The remaining balance of outsourcing assets, net is comprised of fixed assets and software used in connection with outsourcing contracts. These costs are capitalized and depreciated over the shorter of the initial contract life or in accordance with the company’s fixed asset policy.

Note 12 - Financial Instruments and Fair Value Measurements

Due to its foreign operations, the company is exposed to the effects of foreign currency exchange rate fluctuations on the U.S. dollar, principally related to intercompany account balances. The company uses derivative financial instruments to reduce its exposure to market risks from changes in foreign currency exchange rates on such balances. The company enters into foreign exchange forward contracts, generally having maturities of three months or less, which have not been designated as hedging instruments. At September 30, 2022 and December 31, 2021, the notional amount of these contracts was $484.9 million and $552.2 million, respectively. The fair value of these forward contracts is based on quoted prices for similar but not identical financial instruments; as such, the inputs are considered Level 2 inputs.

The following table summarizes the fair value of the company’s foreign exchange forward contracts.

	September 30, 2022	December 31, 2021
Balance Sheet Location
Prepaid expenses and other current assets	$0.1	$3.6
Other accrued liabilities	13.4	2.1

Total fair value	$(13.3)	$1.5

The following table summarizes the location and amount of gains and (losses) recognized on foreign exchange forward contracts.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Statement of Income Location
Other (expense), net	$(33.1)	$(11.4)	$(73.3)	$(15.7)

Financial assets with carrying values approximating fair value include cash and cash equivalents and accounts receivable. Financial liabilities with carrying values approximating fair value include accounts payable and other liabilities. The carrying amounts of these financial assets and liabilities approximate fair value due to their short maturities. Such financial instruments are not included in the following table that provides information about the estimated fair values of other financial instruments that are not measured at fair value in the consolidated balance sheets as of September 30, 2022 and December 31, 2021.

	September 30, 2022		December 31, 2021
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt:
6.875% senior secured notes due November 1, 2027	$479.0	$381.9	$478.1	$527.0

Long-term debt is carried at amortized cost and its estimated fair value is based on market prices classified as Level 2 in the fair value hierarchy.

Note 13 - Goodwill and Intangible Assets

Goodwill

Changes in the carrying value of goodwill by reporting unit were as follows:

	Total	DWS	CA&I	ECS	Other
Balance at December 31, 2021	$315.0	$140.9	$65.5	$98.3	$10.3
Acquisition - Measurement period adjustment (see Note 3)	(27.5)	—	(27.5)	—	—
Translation adjustments	(1.3)	(1.3)	—	—	—

Balance at September 30, 2022	$286.2	$139.6	$38.0	$98.3	$10.3

At September 30, 2022, the amount of goodwill allocated to reporting units with negative net assets within Other was $10.3 million.

Intangible Assets, Net

Intangible assets, net at September 30, 2022 consists of the following:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Technology (i)	$10.0	$4.2	$5.8
Customer relationships (ii)	54.2	6.3	47.9
Marketing (ii)	1.3	0.2	1.1

Total	$65.5	$10.7	$54.8

(i)	Amortization expense is included within cost of revenue—technology in the consolidated statements of income (loss).
(ii)	Amortization expense is included within selling, general and administrative expense in the consolidated statements of income (loss). See Note 3 for measurement period adjustment.

For the three months ended September 30, 2022 and 2021 amortization expense was $2.4 million and $1.2 million, respectively. For the nine months ended September 30, 2022 and 2021 amortization expense was $7.7 million and $1.7 million, respectively.

The future amortization relating to acquired intangible assets at September 30, 2022 was estimated as follows:

Future Amortization Expense
Remainder of 2022	$2.4
2023	9.7
2024	7.2
2025	4.3
2026	4.0
Thereafter	27.2

Total	$54.8

Note 14 - Debt

Long-term debt is comprised of the following:

	September 30, 2022	December 31, 2021
6.875% senior secured notes due November 1, 2027 (Face value of $485.0 million less unamortized issuance costs of $6.0 and $6.9 million at September 30, 2022 and at December 31, 2021)	$479.0	$478.1
Finance leases	1.4	2.7
Other debt	35.5	48.6

Total	515.9	529.4
Less – current maturities	17.5	18.2

Total long-term debt	$498.4	$511.2

See Note 12 for the fair value of the notes.

Senior Secured Notes due 2027

The company has $485.0 million aggregate principal amount of its 6.875% Senior Secured Notes due 2027 (the 2027 Notes). The 2027 Notes pay interest semiannually on May 1 and November 1 and will mature on November 1, 2027, unless earlier repurchased or redeemed. The 2027 Notes are fully and unconditionally guaranteed on a senior secured basis by Unisys Holding Corporation, Unisys NPL, Inc., Unisys AP Investment Company I, CompuGain LLC and CompuGain Public Services, LLC, each of which is a U.S. corporation or limited liability company that is directly or indirectly owned by the company (the subsidiary guarantors).

The 2027 Notes and the related guarantees rank equally in right of payment with all of the existing and future senior debt of the company and its subsidiary guarantors and senior in right of payment to any future subordinated debt of the company and its subsidiary guarantors. The 2027 Notes and the related guarantees are structurally subordinated to all existing and future liabilities (including preferred stock, trade payables and pension liabilities) of the subsidiaries of the company that are not subsidiary guarantors. The 2027 Notes and the guarantees are secured by liens on substantially all assets of the company and the subsidiary guarantors, other than certain excluded assets (the collateral). The liens securing the 2027 Notes on certain ABL collateral are subordinated to the liens on ABL collateral in favor of the ABL secured parties and, in the future, the liens securing the 2027 Notes may be subordinated to liens on the collateral securing certain permitted first lien debt, subject to certain limitations and permitted liens.

Prior to November 1, 2023, the company may, at its option, redeem some or all of the 2027 Notes at any time, at a price equal to 100% of the principal amount of the 2027 Notes redeemed plus a “make-whole” premium, plus accrued and unpaid interest, if any. The company may also redeem, at its option, up to 40% of the 2027 Notes at any time prior to November 1, 2023, using the proceeds of certain equity offerings at a redemption price of 106.875% of the principal amount thereof, plus accrued and unpaid interest, if any. On or after November 1, 2023, the company may, on any one or more occasions, redeem all or a part of the 2027 Notes at specified redemption premiums, declining to par for any redemptions on or after November 1, 2025.

The indenture contains covenants that limit the ability of the company and its restricted subsidiaries to, among other things: (i) incur additional indebtedness and guarantee indebtedness; (ii) pay dividends or make other distributions or repurchase or redeem its capital stock; (iii) prepay, redeem or repurchase certain debt; (iv) make certain prepayments in respect of pension obligations; (v) issue certain preferred stock or similar equity securities; (vi) make loans and investments (including investments by the company and subsidiary guarantors in subsidiaries that are not guarantors); (vii) sell assets; (viii) create or incur liens; (ix) enter into transactions with affiliates; (x) enter into agreements restricting its subsidiaries’ ability to pay dividends; and (xi) consolidate, merge or sell all or substantially all of its assets. These covenants are subject to several important limitations and exceptions.

If the company experiences certain kinds of changes of control (as defined in the indenture), it will be required to offer to repurchase the 2027 Notes at 101% of the principal amount of the 2027 Notes, plus accrued and unpaid interest as of the repurchase date, if any. In addition, if the company sells assets, under certain circumstances it must apply the proceeds towards an offer to repurchase the 2027 Notes at a price equal to par plus accrued and unpaid interest, if any.

The indenture also provides for events of default, which, if any of them occur, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding 2027 Notes to be due and payable immediately.

Interest expense related to the 2027 Notes is comprised of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Contractual interest coupon	$8.3	$8.3	$25.0	$25.0
Amortization of issuance costs	0.3	0.3	0.9	0.9

Total	$8.6	$8.6	$25.9	$25.9

Convertible Senior Notes Due 2021

On March 3, 2021, the company completed the conversion of $84.2 million aggregate principal amount of the 2021 Notes that remained outstanding for a combination of cash and shares of the company’s common stock. As a result of the conversion of the outstanding 2021 Notes, the company delivered to the holders (i) aggregate cash payments totaling approximately $86.5 million, which included an aggregate cash payment for outstanding principal of approximately $84.2 million, an aggregate cash payment for accrued interest of approximately $2.3 million and a nominal cash payment in lieu of fractional shares, and (ii) the issuance of 4,537,123 shares of the company’s common stock. The issuance of the common stock was made in exchange for the 2021 Notes pursuant to an exemption from the registration requirements provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

The company also received 1,251,460 shares of its common stock, now held in treasury stock, from the settlement of the capped call transactions that the company had entered into with the initial purchasers and/or affiliates of the initial purchasers of the 2021 Notes in connection with the issuance of the 2021 Notes. As a result, the net number of outstanding shares of the company’s common stock following the conversion of the 2021 Notes increased by 3,285,663 shares.

Interest expense related to the 2021 Notes was as follows:

Nine Months Ended September 30, 2021
Contractual interest coupon	$0.8
Amortization of debt discount	0.5
Amortization of debt issuance costs	0.1

Total	$1.4

Other Debt

The company has a $27.7 million Installment Payment Agreement (IPA) maturing on December 20, 2023 with a syndicate of financial institutions to finance the acquisition of certain software licenses necessary for the provision of services to a client. Interest accrues at an annual rate of 7.0% and the company is required to make monthly principal and interest payments on each agreement in arrears. At September 30, 2022, $5.4 million was reported in current maturities of long-term debt.

The company has a vendor agreement in the amount of $19.3 million to finance the acquisition of certain software licenses used to provide services to our clients and for its own internal use. Interest accrues at an annual rate of 5.47% and the company is required to make annual principal and interest payments in advance with the last payment due on March 1, 2024. At September 30, 2022, $4.0 million was reported in current maturities of long-term debt.

Asset Based Lending (ABL) Credit Facility

The company has a secured revolving credit facility (the Amended and Restated ABL Credit Facility) that matures on October 29, 2025 and provides for revolving loans and letters of credit up to an aggregate amount of $145.0 million (with a limit on letters of credit of $40.0 million), with an accordion feature provision allowing for the aggregate amount available under the credit facility to be increased up to $175.0 million upon the satisfaction of certain conditions specified in the Amended and Restated ABL Credit Facility. Availability under the credit facility is subject to a borrowing base calculated by reference to the company’s receivables. At September 30, 2022, the company had no borrowings and $6.3 million of letters of credit outstanding, and availability under the facility was $66.3 million net of letters of credit issued.

The Amended and Restated ABL Credit Facility is subject to a springing maturity, under which the Amended and Restated ABL Credit Facility will immediately mature 91 days prior to any date on which contributions to pension funds in the United States in an amount in excess of $100.0 million are required to be paid unless the company is able to meet certain conditions, including that the company has the liquidity (as defined in the Amended and Restated ABL Credit Facility) to cash settle the amount of such pension payments, no default or event of default has occurred under the Amended and Restated ABL Credit Facility, the company’s liquidity is above $130.0 million and the company is in compliance with the then applicable fixed charge coverage ratio on a pro forma basis.

The Amended and Restated ABL Credit Facility is guaranteed by the subsidiary guarantors and any future material domestic subsidiaries. The facility is secured by the assets of the company and the subsidiary guarantors, other than certain excluded assets, under a security agreement entered into by the company and the subsidiary guarantors in favor of JPMorgan Chase Bank, N.A., as agent for the lenders under the credit facility.

The company is required to maintain a minimum fixed charge coverage ratio if the availability under the Amended and Restated ABL Credit Facility falls below the greater of 10% of the lenders’ commitments under the facility and $14.5 million.

The Amended and Restated ABL Credit Facility contains customary representations and warranties, including, but not limited to, that there has been no material adverse change in the company’s business, properties, operations or financial condition. The Amended and Restated ABL Credit Facility includes restrictions on the ability of the company and its subsidiaries to, among other things, incur other debt or liens, dispose of assets and make acquisitions, loans and investments, repurchase its equity, and prepay other debt. These restrictions are subject to several important limitations and exceptions. Events of default include non-payment, failure to comply with covenants, materially incorrect representations and warranties, change of control and default under other debt aggregating at least $50.0 million, subject to relevant cure periods, as applicable.

At September 30, 2022, the company has met all covenants and conditions under its various lending and funding agreements. For at least the next 12 months, the company expects to continue to meet these covenants and conditions following the filing of the company’s quarterly report on Form 10-Q for the period ended September 30, 2022, which the company expects to file within the next several days.

Note 15 - Litigation and Contingencies

There are various lawsuits, claims, investigations and proceedings that have been brought or asserted against the company, which arise in the ordinary course of business, including actions with respect to commercial and government contracts, labor and employment, employee benefits, environmental matters, intellectual property and non-income tax matters. The company records a provision for these matters when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Any provisions are reviewed at least quarterly and are adjusted to reflect the impact and status of settlements, rulings, advice of counsel and other information and events pertinent to a particular matter.

The company believes that it has valid defenses with respect to legal matters pending against it. Based on its experience, the company also believes that the damage amounts claimed in the lawsuits disclosed below are not a meaningful indicator of the company’s potential liability. Litigation is inherently unpredictable, however, and it is possible that the company’s results of operations or cash flow could be materially affected in any particular period by the resolution of one or more of the legal matters pending against it.

The company’s Brazilian operations, along with those of many other companies doing business in Brazil, are involved in various litigation matters, including numerous governmental assessments related to indirect and other taxes, as well as disputes associated with former employees and contract labor. The tax-related matters pertain to value-added taxes, customs, duties, sales and other non-income-related tax exposures. The labor-related matters include claims related to compensation. The company believes that appropriate accruals have been established for such matters based on information currently available. At September 30, 2022, excluding those matters that have been assessed by management as being remote as to the likelihood of ultimately resulting in a loss, the amount related to unreserved tax-related matters, inclusive of any related interest, is estimated to be up to approximately $103.3 million.

On November 11, 2022, a purported stockholder of the company filed a putative securities class action complaint in the United States District Court for the Eastern District of Pennsylvania against the company and certain of its current officers, alleging violations of the Securities Exchange Act of 1934, as amended, based on allegedly false or misleading statements related to projections and certain other statements positively characterizing the company’s momentum, business, prospects and operations, and the effectiveness of the company’s internal control over financial reporting and the company’s disclosure controls and procedures. The plaintiff seeks an award of compensatory damages, among other relief, and costs and attorneys’ and experts’ fees.

With respect to the specific legal proceedings and claims described above, except as otherwise noted, either (i) the amount or range of possible losses in excess of amounts accrued, if any, is not reasonably estimable or (ii) the company believes that the amount or range of possible losses in excess of amounts accrued that are estimable would not be material.

Litigation is inherently unpredictable and unfavorable resolutions could occur. Accordingly, it is possible that an adverse outcome from such matters could exceed the amounts accrued in an amount that could be material to the company’s financial condition, results of operations and cash flows in any particular reporting period.

Notwithstanding that the ultimate results of the lawsuits, claims, investigations and proceedings that have been brought or asserted against the company are not currently determinable, the company believes that at September 30, 2022, it has adequate provisions for any such matters.

Note 16 - Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss is as follows:

	Total	Translation Adjustments	Postretirement Plans
Balance at December 31, 2021	$(3,264.1)	$(866.2)	$(2,397.9)
Other comprehensive (loss) income before reclassifications	(84.3)	(199.4)	115.1
Amounts reclassified from accumulated other comprehensive loss	116.2	4.8	111.4

Current period other comprehensive income (loss)	31.9	(194.6)	226.5

Balance at September 30, 2022	$(3,232.2)	$(1,060.8)	$(2,171.4)

Amounts reclassified out of accumulated other comprehensive loss are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Translation adjustments:
Adjustment for substantial completion of liquidation of foreign subsidiaries(i)	$1.9	$(1.3)	$4.8	$(2.9)
Postretirement plans(ii):
Amortization of prior service cost	(1.6)	(1.6)	(4.5)	(4.7)
Amortization of actuarial losses	40.0	44.3	120.5	134.3
Settlement losses	—	—	—	300.7

Total before tax	40.3	41.4	120.8	427.4
Income tax	(1.4)	(1.4)	(4.6)	(40.0)

Total reclassifications for the period	$38.9	$40.0	$116.2	$387.4

(i)	Reported in other (expense), net in the consolidated statements of income (loss).
(ii)	These items are included in net periodic postretirement cost (see Note 5).

Note 17 - Supplemental Cash Flow Information

	Nine Months Ended September 30,
	2022	2021
Cash paid during the period for:
Income taxes, net of refunds	$36.4	$43.5
Interest	$19.3	$22.7

The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the consolidated balance sheets to the total of the amounts shown in the consolidated statements of cash flows.

	September 30, 2022	December 31, 2021
Cash and cash equivalents	$351.4	$552.9
Restricted cash	13.6	7.7

Total cash, cash equivalents and restricted cash shown in the consolidated statements of cash flows	$365.0	$560.6

Cash and cash equivalents subject to contractual restrictions and are therefore not readily available are classified as restricted cash.

Note 18 - Segment Information

Effective January 1, 2022, the company changed the grouping of certain immaterial revenue streams. As a result, certain prior period segment revenue as well as the related cost of sales amounts have been reclassified to be comparable to the current period’s presentation. In addition, during the second quarter of 2022, the company renamed its Cloud and Infrastructure Solutions segment as Cloud, Applications & Infrastructure Solutions to better represent the nature of the segment’s operations. There was no change to the composition of the segment or its historical results.

The company’s reportable segments are as follows:

•	Digital Workplace Solutions (DWS), which provides modern and traditional workplace solutions;

•	Cloud, Applications & Infrastructure Solutions (CA&I), which provides digital platform, applications, and infrastructure solutions; and

•	Enterprise Computing Solutions (ECS), which provides solutions that harness secure, continuous high-intensity computing and enable digital services through software-defined operating environments.

The accounting policies of each segment are the same as those followed by the company as a whole. Intersegment sales and transfers are priced as if the sales or transfers were to third parties. Accordingly, the ECS segment records intersegment revenue and manufacturing profit on hardware and software shipments to customers under contracts of other segments. These segments, in turn, record customer revenue and marketing profits on such shipments of company hardware and software to customers. In the company’s consolidated statements of income (loss), the manufacturing costs of products sourced from the ECS segment and sold to other segments’ customers are reported in cost of revenue for these other segments. Also included in the ECS segment’s sales and gross profit are sales of hardware and software sold to other segments for internal use in their engagements. The amount of such profit included in gross profit of the ECS segment for the three and nine months ended September 30, 2021 was $0.3 million and $1.4 million, respectively. The sales and profit on these transactions are eliminated in consolidation.

The company evaluates segment performance based on gross profit exclusive of the service cost component of postretirement income or expense, restructuring charges, amortization of purchased intangibles and unusual and nonrecurring items, which are included in other gross profit.

A summary of the company’s operations by segment is presented below:

	Total Segments	DWS	CA&I	ECS
Three Months Ended September 30, 2022
Customer revenue	$390.1	$130.1	$122.3	$137.7
Intersegment	—	—	—	—

Total revenue	$390.1	$130.1	$122.3	$137.7

Gross profit	$107.3	$19.7	$6.8	$80.8

Three Months Ended September 30, 2021
Customer revenue	$410.4	$143.2	$115.9	$151.3
Intersegment	—	—	—	—

Total revenue	$410.4	$143.2	$115.9	$151.3

Gross profit	$123.2	$17.7	$6.8	$98.7

	Total Segments	DWS	CA&I	ECS
Nine Months Ended September 30, 2022
Customer revenue	$1,207.7	$382.1	$381.5	$444.1
Intersegment	—	—	—	—

Total revenue	$1,207.7	$382.1	$381.5	$444.1

Gross profit	$339.7	$52.2	$20.9	$266.6

Nine Months Ended September 30, 2021
Customer revenue	$1,284.9	$434.5	$358.3	$492.1
Intersegment	1.4	—	—	1.4

Total revenue	$1,286.3	$434.5	$358.3	$493.5

Gross profit	$399.3	$59.7	$30.2	$309.4

Presented below is a reconciliation of total segment revenue to total consolidated revenue:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Total segment revenue	$390.1	$410.4	$1,207.7	$1,286.3
Other revenue	71.1	77.6	215.2	230.2
Elimination of intercompany revenue	—	—	—	(1.4)

Total consolidated revenue	$461.2	$488.0	$1,422.9	$1,515.1

Presented below is a reconciliation of total segment gross profit to consolidated loss before income taxes:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Total segment gross profit	$107.3	$123.2	$339.7	$399.3
Other gross profit	(3.0)	3.7	0.1	9.0

Total gross profit	104.3	126.9	339.8	408.3
Selling, general and administrative expense	(106.3)	(95.1)	(320.3)	(279.7)
Research and development expense	(6.0)	(6.7)	(17.3)	(19.1)
Interest expense	(7.9)	(8.5)	(24.6)	(27.0)
Other (expense), net	(23.3)	(24.2)	(66.2)	(434.6)

Total earnings (loss) before income taxes	$(39.2)	$(7.6)	$(88.6)	$(352.1)

Other revenue and other gross profit are comprised of an aggregation of a number of immaterial business activities that principally provide for the management of processes and functions for clients in select industries, helping them improve performance and reduce costs.

Geographic information about the company’s revenue, which is principally based on location of the selling organization, is presented below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
United States	$208.9	$191.1	$643.5	$627.2
United Kingdom	59.0	53.1	181.7	225.2
Other foreign	193.3	243.8	597.7	662.7

Total	$461.2	$488.0	$1,422.9	$1,515.1

Note 19 - Remaining Performance Obligations

Remaining performance obligations represent the transaction price of firm orders for which work has not been performed and excludes (1) contracts with an original expected length of one year or less and (2) contracts for which the company recognizes revenue at the amount to which it has the right to invoice for services performed. At September 30, 2022, the company had approximately $0.5 billion of remaining performance obligations of which approximately 9% is estimated to be recognized as revenue by the end of 2022, 34% by the end of 2023, 24% by the end of 2024, 13% by the end of 2025 and 20% thereafter.

Note 20 - Subsequent Event

Subsequent to quarter-end and through the date of this filing, the company has experienced a significant decline in its market capitalization, from $0.5 billion to $0.3 billion. Management is evaluating whether this decline represents a triggering event for assessing the goodwill and intangible asset balances for impairment in the fourth quarter of 2022. As of September 30, 2022, the balances of the company’s goodwill and intangible asset were $286.2 million and $54.8 million, respectively.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis of the company’s financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this quarterly report. In this discussion and analysis of the company’s financial condition and results of operations, the company has included information that may constitute “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects” and similar expressions may identify such forward-looking statements. All forward-looking statements rely on assumptions and are subject to risks, uncertainties and other factors that could cause the company’s actual results to differ materially from expectations. Factors that could affect future results include, but are not limited to, those discussed under “Risk Factors” in Part II, Item 1A. Any forward-looking statement speaks only as of the date on which that statement is made. The company assumes no obligation to update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

Overview

For the three months ended September 30, 2022, the company reported net loss attributable to Unisys Corporation of $40.1 million, or $0.59 per diluted share, compared with a loss of $18.7 million, or $0.28 per diluted share, for the three months ended September 30, 2021.

For the nine months ended September 30, 2022, the company reported net loss attributable to Unisys Corporation of $114.5 million, or $1.69 per diluted share, compared with a loss of $317.3 million, or $4.79 per diluted share, for the nine months ended September 30, 2021. Included in the loss for the nine months ended September 30, 2021 were pension plan settlement losses net of tax of $317.0 million.

In February 2022, Russian military forces launched significant military action against Ukraine. In response to this action, many governments around the world, including the U.S., imposed several financial and economic sanctions against Russia. While this conflict has not had a material impact to the company’s business, financial condition, or results of operation, the direct and indirect impacts of this evolving situation and its effect on global economies in future periods are difficult to predict.

Results of operations

Company results

Three months ended September 30, 2022 compared with the three months ended September 30, 2021

Revenue for the three months ended September 30, 2022 was $461.2 million compared with $488.0 million for the three months of 2021, a decrease of 5.5% from the prior year. Foreign currency fluctuations had a 6 percentage-point negative impact on revenue in the current period compared with the year-ago period.

U.S. revenue increased 9.3% in the current period compared with the year-ago period. International revenue decreased 15.0% in the current period compared with the prior-year period principally due to decreases in Europe, Asia/Pacific and Latin America. Foreign currency had a 9 percentage-point negative impact on international revenue in the three months ended September 30, 2022 compared with the three months ended September 30, 2021.

During the three months ended September 30, 2022, the company recognized cost-reduction charges and other costs of $8.1 million. The charges related to work-force reductions were $0.5 million for changes in estimates. In addition, the company recorded charges of $7.6 million comprised of $1.9 million for net foreign currency losses related to exiting foreign countries, $4.7 million for asset impairments and $1.0 million for other expenses related to cost-reduction efforts.

During the three months ended September 30, 2021, the company recognized net cost-reduction charges and other costs of $0.8 million. The net credits related to work-force reductions were $0.6 million, principally related to severance costs, and were comprised of: (a) a charge of $0.7 million and (b) a credit of $1.3 million for changes in estimates. In addition, the company recorded net charges of $1.4 million comprised of a charge of $1.3 million for net foreign currency losses related to exiting foreign countries, a charge of $0.5 million for asset impairments and a credit of $0.4 million related to other cost reduction efforts.

The charges (credits) were recorded in the following statement of income (loss) classifications:

	Three Months Ended September 30,
	2022	2021
Cost of revenue	$3.9	$(0.2)
Selling, general and administrative	2.4	(0.1)
Research and development	(0.1)	(0.2)
Other (expense), net	1.9	1.3

Total	$8.1	$0.8

Gross profit margin was 22.6% in the three months ended September 30, 2022 compared with 26.0% in the three months ended September 30, 2021. The decrease was principally due to lower software license renewals.

Selling, general and administrative expense in the three months ended September 30, 2022 was $106.3 million (23.0% of revenue) compared with $95.1 million (19.5% of revenue) in the year-ago period. The change was primarily due one-time charges related to cost reduction activities and other non-recurring expenses.

Research and development (R&D) expense for the three months ended September 30, 2022 and 2021 was $6.0 million and $6.7 million, respectively.

For the three months ended September 30, 2022, the company reported an operating loss of $8.0 million compared with an operating profit of $25.1 million for prior year period. The decrease was primarily driven by lower software license renewals, one-time charges related to cost reduction activities and other non-recurring expenses.

Interest expense for the three months ended September 30, 2022 was $7.9 million compared with $8.5 million for the three months ended September 30, 2021.

Other (expense), net was expense of $23.3 million for the three months ended September 30, 2022 compared with expense of $24.2 million for the three months ended September 30, 2021. See Note 7 of the Notes to Consolidated Financial Statements for details of other (expense), net.

The loss before income taxes for the three months ended September 30, 2022 was $39.2 million compared with a loss of $7.6 million for the three months ended September 30, 2021.

The provision for income taxes was $0.7 million for the three months ended September 30, 2022 compared with a provision of $10.9 million for the three months ended September 30, 2021. The change in the tax provision is described below.

The company evaluates quarterly the realizability of its deferred tax assets by assessing its valuation allowance and by adjusting such amount, if necessary. The company records a tax provision or benefit for those international subsidiaries that do not have a full valuation allowance against their deferred tax assets. Any profit or loss recorded for the company’s U.S. operations will have no provision or benefit associated with it due to the company’s valuation allowance, except with respect to refundable tax credits and withholding taxes not creditable against future taxable income. As a result, the company’s provision or benefit for taxes may vary significantly period to period depending on the geographic distribution of income.

The realization of the company’s net deferred tax assets as of September 30, 2022 is primarily dependent on the ability to generate sustained taxable income in various jurisdictions. Judgment is required to estimate forecasted future taxable income, which may be impacted by future business developments, actual results, strategic operational and tax initiatives, legislative, and other economic factors and developments. Any increase or decrease in the valuation allowance would result in additional or lower income tax expense in that period and could have a significant impact on that period’s earnings. As a result of its projections of future taxable income, the company has determined that a portion of its non-U.S. net deferred tax assets no longer requires a valuation allowance as of September 30, 2022. The release of the valuation allowance for the three months ended September 30, 2022 was approximately $10.4 million, primarily in the United Kingdom and other European jurisdictions.

Net loss attributable to Unisys Corporation for the three months ended September 30, 2022 was $40.1 million, or $0.59 per diluted share, compared with a loss of $18.7 million, or $0.28 per diluted share, for the three months ended September 30, 2021.

Nine months ended September 30, 2022 compared with the nine months ended September 30, 2021

Revenue for the nine months ended September 30, 2022 was $1,422.9 million compared with $1,515.1 million for the nine months ended September 30, 2021, a decrease of 6.1% from the prior year period. Foreign currency fluctuations had a 4 percentage-point negative impact on revenue in the current period compared with the year-ago period.

U.S. revenue increased 2.6% in the current period compared with the year-ago period. International revenue decreased 12.2% in the current period compared with the prior-year period due to decreases in Europe and Asia/Pacific. Foreign currency had a 6 percentage-point negative impact on international revenue in the nine months ended September 30, 2022 compared with the nine months ended September 30, 2021.

During the nine months ended September 30, 2022, the company recognized net cost-reduction charges and other costs of $14.2 million. The credit related to work-force reductions was $0.4 million for changes in estimates. In addition, the company recorded charges of $14.6 million comprised of $4.8 million for net foreign currency losses related to exiting foreign countries, $9.4 million for asset impairments and a net charge of $0.4 million for other expenses related to cost-reduction efforts.

During the nine months ended September 30, 2021, the company recognized net cost-reduction charges and other costs of $14.4 million. The net credits related to work-force reductions were $2.5 million, principally related to severance costs, and were comprised of: (a) a charge of $6.5 million and (b) a credit of $9.0 million for changes in estimates. In addition, the company recorded charges of $16.9 million comprised of $2.9 million for net foreign currency losses related to exiting foreign countries, $7.3 million for asset impairments and $6.7 million for other expenses related to cost-reduction efforts.

The charges (credits) were recorded in the following statement of income (loss) classifications:

	Nine Months Ended September 30,
	2022	2021
Cost of revenue	$7.4	$0.9
Selling, general and administrative	2.2	8.7
Research and development	(0.2)	1.9
Other (expense), net	4.8	2.9

Total	$14.2	$14.4

Gross profit margin was 23.9% in the nine months ended September 30, 2022 compared with 26.9% in the nine months ended September 30, 2021. The decrease was primarily due to lower software license renewals.

Selling, general and administrative expense in the nine months ended September 30, 2022 was $320.3 million (22.5% of revenue) compared with $279.7 million (18.5% of revenue) in the year-ago period. The change was primarily due to increased investments in marketing, one-time charges related to cost reduction activities and other non-recurring expenses.

Research and development (R&D) expense for the nine months ended September 30, 2022 and 2021 was $17.3 million and $19.1 million, respectively.

For the nine months ended September 30, 2022, the company reported an operating profit of $2.2 million compared with an operating profit of $109.5 million for the prior-year period. The decrease was primarily driven by lower software license renewals and the increased selling, general and administrative expenses discussed above.

Interest expense for the nine months ended September 30, 2022 was $24.6 million compared with $27.0 million for the nine months ended September 30, 2021.

Other (expense), net was expense of $66.2 million for the nine months ended September 30, 2022 compared with expense of $434.6 million for the nine months ended September 30, 2021. Other (expense), net for the nine months ended September 30, 2021 included $368.7 million of pension plan settlement losses. See Note 7 of the Notes to Consolidated Financial Statements.

The loss before income taxes for the nine months ended September 30, 2022 was $88.6 million compared with a loss of $352.1 million for the nine months ended September 30, 2021. Included in the loss for the nine months ended September 30, 2021 were pension plan settlement losses of $368.7 million.

The provision for income taxes was $25.1 million for the nine months ended September 30, 2022 compared with a benefit of $33.8 million for the nine months ended September 30, 2021. Included in the provision for the nine months ended September 30, 2022 was a partial release of valuation allowances of approximately $12.1 million. See Note 8 of the Notes to the Consolidated Financial Statements. The prior year period included income tax benefits of $51.7 million related to the pension plan settlement losses in the Netherlands and Switzerland.

Net loss attributable to Unisys Corporation for the nine months ended September 30, 2022 was $114.5 million, or $1.69 per diluted share, compared with a loss of $317.3 million, or $4.79 per diluted share, for the nine months ended September 30, 2021. Included in the loss for the nine months ended September 30, 2021 were pension plan settlement losses net of tax of $317.0 million.

Segment results

Effective January 1, 2022, the company changed the grouping of certain immaterial revenue streams. As a result, certain prior period segment revenue as well as the related cost of sales amounts have been reclassified to be comparable to the current period’s presentation. In addition, during the second quarter of 2022, the company renamed its Cloud and Infrastructure Solutions segment as Cloud, Applications & Infrastructure Solutions to better represent the nature of the segment’s operations. There was no change to the composition of the segment or its historical results.

The company’s reportable segments are as follows:

•	Digital Workplace Solutions (DWS), which provides modern and traditional workplace solutions;

•	Cloud, Applications & Infrastructure Solutions (CA&I), which provides digital platform, applications, and infrastructure solutions; and

•	Enterprise Computing Solutions (ECS), which provides solutions that harness secure, continuous high-intensity computing and enable digital services through software-defined operating environments.

The accounting policies of each segment are the same as those followed by the company as a whole. Intersegment sales and transfers are priced as if the sales or transfers were to third parties. Accordingly, the ECS segment records intersegment revenue and manufacturing profit on hardware and software shipments to customers under contracts of other segments. These segments, in turn, record customer revenue and marketing profits on such shipments of company hardware and software to customers. In the company’s consolidated statements of income, the manufacturing costs of products sourced from the ECS segment and sold to other segments’ customers are reported in cost of revenue for these other segments. Also included in the ECS segment’s sales and gross profit are sales of hardware and software sold to other segments for internal use in their engagements. The amount of such profit included in gross profit of the ECS segment for the three and nine months ended September 30, 2021 was $0.3 million and $1.4 million, respectively. The sales and profit on these transactions are eliminated in consolidation.

The company evaluates segment performance based on gross profit exclusive of the service cost component of postretirement income or expense, restructuring charges, amortization of purchased intangibles and unusual and nonrecurring items, which are included in other gross profit.

Three months ended September 30, 2022 compared with the three months ended September 30, 2021

A summary of the company’s operations by segment is presented below:

	Total Segments	DWS	CA&I	ECS
Three Months Ended September 30, 2022
Customer revenue	$390.1	$130.1	$122.3	$137.7
Intersegment	—	—	—	—

Total revenue	$390.1	$130.1	$122.3	$137.7

Gross profit percent	27.5%	15.1%	5.6%	58.7%

Three Months Ended September 30, 2021
Customer revenue	$410.4	$143.2	$115.9	$151.3
Intersegment	—	—	—	—

Total revenue	$410.4	$143.2	$115.9	$151.3

Gross profit percent	30.0%	12.4%	5.9%	65.2%

Gross profit percent is as a percent of total revenue.

DWS revenue was $130.1 million for the three months ended September 30, 2022, a decline of 9.1% compared with the three months ended September 30, 2021. Revenue for the three months ended September 30, 2022 was negatively impacted by the run-off effect of certain non-strategic contracts that the company exited in 2021. Foreign currency fluctuations had a 5 percentage-point negative impact on DWS revenue in the current period compared with the year-ago period. Gross profit percent was 15.1% in the current period compared with 12.4% in the year-ago period. The increase in gross profit for the three months ended September 30, 2022 compared with the year-ago period reflected automation and productivity improvements.

CA&I revenue was $122.3 million for the three months ended September 30, 2022, an increase of 5.5% compared with the three months ended September 30, 2021. Foreign currency fluctuations had a 2 percentage-point negative impact on CA&I revenue in the current period compared with the year-ago period. Gross profit percent was 5.6% in the current period compared with 5.9% in the year-ago period.

ECS revenue was $137.7 million for the three months ended September 30, 2022, a decline of 9.0% compared with the three months ended September 30, 2021. Foreign currency fluctuations had a 6 percentage-point negative impact on ECS revenue in the current period compared with the year-ago period. Gross profit percent was 58.7% in the current period compared with 65.2% in the year-ago period. The decrease in both revenue and gross profit was principally due to lower software license renewals.

Nine months ended September 30, 2022 compared with the nine months ended September 30, 2021

A summary of the company’s operations by segment is presented below:

	Total Segments	DWS	CA&I	ECS
Nine Months Ended September 30, 2022
Customer revenue	$1,207.7	$382.1	$381.5	$444.1
Intersegment	—	—	—	—

Total revenue	$1,207.7	$382.1	$381.5	$444.1

Gross profit percent	28.1%	13.7%	5.5%	60.0%

Nine Months Ended September 30, 2021
Customer revenue	$1,284.9	$434.5	$358.3	$492.1
Intersegment	1.4	—	—	1.4

Total revenue	$1,286.3	$434.5	$358.3	$493.5

Gross profit percent	31.0%	13.7%	8.4%	62.7%

Gross profit percent is as a percent of total revenue.

DWS revenue was $382.1 million for the nine months ended September 30, 2022, a decline of 12.1% compared with the nine months ended September 30, 2021. Revenue for the nine months ended September 30, 2022 was negatively impacted by the run-off effect of certain non-strategic contracts that the company exited in 2021. Foreign currency fluctuations had a 3 percentage-point negative impact on DWS revenue in the current period compared with the year-ago period. Gross profit percent was 13.7% in both the nine months ended September 30, 2022 and 2021.

CA&I revenue was $381.5 million for the nine-months ended September 30, 2022, an increase of 6.5% compared with the nine months ended September 30, 2021. Foreign currency fluctuations had a 2 percentage-point negative impact on CA&I revenue in the current period compared with the year-ago period. Gross profit percent was 5.5% in the current period compared with 8.4% in the year-ago period. The decrease in gross profit was primarily due to higher labor costs and additional expense recognized associated with certain contracts.

ECS revenue was $444.1 million for the nine months ended September 30, 2022, a decline of 9.8% compared with the nine months ended September 30, 2021. Foreign currency fluctuations had a 3 percentage-point negative impact on ECS revenue in the current period compared with the year-ago period. Gross profit percent was 60.0% in the current period compared with 62.7% in the year-ago period. The decrease in both revenue and gross profit was principally due to lower software license renewals.

Financial condition

The company’s principal sources of liquidity are cash on hand, cash from operations and its revolving credit facility, discussed below. The company and certain international subsidiaries have access to uncommitted lines of credit from various banks. The company believes that it will have adequate sources of liquidity to meet its expected cash requirements for at least the next 12 months.

Cash and cash equivalents at September 30, 2022 were $351.4 million compared to $552.9 million at December 31, 2021.

As of September 30, 2022, $276.7 million of cash and cash equivalents were held by the company’s foreign subsidiaries and branches operating outside of the U.S. The company may not be able to readily transfer up to one-third of these funds out of the country in which they are located as a result of local restrictions, contractual or other legal arrangements or commercial considerations. Additionally, any transfers of these funds to the U.S. in the future may require the company to accrue or pay withholding or other taxes on a portion of the amount transferred.

During the nine months ended September 30, 2022, cash used for operations was $22.2 million compared to cash provided $64.5 million during the nine months ended September 30, 2021, primarily driven by the change in accounts receivable.

Cash used for investing activities during the nine months ended September 30, 2022 was $124.4 million compared to cash usage of $236.0 million during the nine months ended September 30, 2021. Cash usage during the nine months ended September 30, 2021 included $150.4 million for acquisitions. Net purchases of investments were $58.4 million for the nine months ended September 30, 2022 compared with net purchases of $8.2 million in the prior-year period. Proceeds from investments and purchases of investments represent derivative financial instruments used to reduce the company’s currency exposure to market risks from changes in foreign currency exchange rates. In the current period, the investment in marketable software was $35.2 million compared with $42.1 million in the year-ago period, capital additions of properties were $21.5 million compared with $19.7 million in the year-ago period and capital additions of outsourcing assets were $8.1 million compared with $14.7 million in the year-ago period.

Cash used for financing activities during the nine months ended September 30, 2022 was $18.4 million compared to cash used of $100.8 million during the nine months ended September 30, 2021. The decrease in cash used was principally due to redemptions of debt in the prior year period.

In 2022, the company expects to make cash contributions of approximately $38.5 million primarily for its international defined benefit pension plans. In 2021, the company made cash contributions of $52.4 million to its worldwide defined benefit pension plans. For the nine months ended September 30, 2022 and 2021, the company made cash contributions of $30.9 million and $40.3 million, respectively.

At the end of each year, the company estimates its future cash contributions to its U.S. qualified defined benefit pension plans based on year-end pension data and assumptions. Any material deterioration in the value of the company’s U.S. qualified defined benefit pension plan assets, as well as changes in pension legislation, discount rate changes, asset return changes, or changes in economic or demographic trends, could require the company to make cash contributions to its U.S. qualified defined benefit pension plans. Based upon current estimates, the company does not expect to make mandatory cash contributions to its U.S. qualified defined benefit pension plans until 2025.

At September 30, 2022, total debt was $515.9 million compared to $529.4 million at December 31, 2021.

In March 2021, the company completed the conversion of $84.2 million aggregate principal amount of the 2021 Notes that remained outstanding for a combination of cash and shares of the company’s common stock. As a result of the conversion of the outstanding 2021 Notes, the company delivered to the holders (i) aggregate cash payments totaling approximately $86.5 million, which included an aggregate cash payment for outstanding principal of approximately $84.2 million, an aggregate cash payment for accrued interest of approximately $2.3 million and a nominal cash payment in lieu of fractional shares, and (ii) the issuance of 4,537,123 shares of the company’s common stock. The issuance of the common stock was made in exchange for the 2021 Notes pursuant to an exemption from the registration requirements provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

The company has a secured revolving credit facility (the Amended and Restated ABL Credit Facility) that expires on October 29, 2025 that provides for revolving loans and letters of credit up to an aggregate amount of $145.0 million (with a limit on letters of credit of $40.0 million), with an accordion feature provision allowing for the aggregate amount available under the credit facility to be increased up to $175.0 million upon the satisfaction of certain conditions specified in the Amended and Restated ABL Credit Facility. Availability under the credit facility is subject to a borrowing base calculated by reference to the company’s receivables. At September 30, 2022, the company had no borrowings and $6.3 million of letters of credit outstanding, and availability under the facility was $66.3 million net of letters of credit issued.

The Amended and Restated ABL Credit Facility is subject to a springing maturity, under which the Amended and Restated ABL Credit Facility will immediately mature 91 days prior to any date on which contributions to pension funds in the United States in an amount in excess of $100.0 million are required to be paid unless the company is able to meet certain conditions, including that the company has the liquidity (as defined in the Amended and Restated ABL Credit Facility) to cash settle the amount of such pension payments, no default or event of default has occurred under the Amended and Restated ABL Credit Facility, the company’s liquidity is above $130.0 million and the company is in compliance with the then applicable fixed charge coverage ratio on a pro forma basis.

The Amended and Restated ABL Credit Facility is guaranteed by Unisys Holding Corporation, Unisys NPL, Inc., Unisys AP Investment Company I, CompuGain LLC and CompuGain Public Services, LLC, each of which is a U.S. corporation or limited liability company that is directly or indirectly owned by the company (the subsidiary guarantors). The facility is secured by the assets of the company and the subsidiary guarantors, other than certain excluded assets, under a security agreement entered into by the company and the subsidiary guarantors in favor of JPMorgan Chase Bank, N.A., as agent for the lenders under the credit facility.

The company is required to maintain a minimum fixed charge coverage ratio if the availability under the Amended and Restated ABL Credit Facility falls below the greater of 10% of the lenders’ commitments under the facility and $14.5 million.

The Amended and Restated ABL Credit Facility contains customary representations and warranties, including, but not limited to, that there has been no material adverse change in the company’s business, properties, operations or financial condition. The Amended and Restated ABL Credit Facility includes restrictions on the ability of the company and its subsidiaries to, among other things, incur other debt or liens, dispose of assets and make acquisitions, loans and investments, repurchase its equity, and prepay other debt. These restrictions are subject to several important limitations and exceptions. Events of default include non-payment, failure to comply with covenants, materially incorrect representations and warranties, change of control and default under other debt aggregating at least $50.0 million, subject to relevant cure periods, as applicable.

At September 30, 2022, the company has met all covenants and conditions under its various lending and funding agreements. For at least the next 12 months, the company expects to continue to meet these covenants and conditions following the filing of the company’s quarterly report on Form 10-Q for the period ended September 30, 2022, which the company expects to file within the next several days.

From time to time, the company may explore a variety of institutional debt and equity sources to fund its liquidity and capital needs.

The company may, from time to time, redeem, tender for, or repurchase its securities in the open market or in privately negotiated transactions depending upon availability, market conditions and other factors.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

There has been no material change in the company’s assessment of its sensitivity to market risk since its disclosure in its 2021 Form 10-K.

PART II - OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

Information with respect to litigation is set forth in Note 15 of the Notes to Consolidated Financial Statements, and such information is incorporated herein by reference.

ITEM 1A.	RISK FACTORS

There have been no significant changes to the “Risk Factors” in Part I, Item 1A of the company’s 2021 Form 10-K filed with the SEC on February 22, 2022, except for the following:

We have identified material weaknesses in our disclosure controls and procedures and internal control over financial reporting. Failure to remediate the material weaknesses or any other material weaknesses that we identify in the future could result in material misstatements in our financial statements.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended, our management is required to report on, and our independent registered public accounting firm is required to attest to, the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Annually, we perform activities that include reviewing, documenting and testing our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, we will not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. If we fail to achieve and maintain an effective internal control environment, we could suffer misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could result in significant expenses to remediate any internal control deficiencies and lead to a decline in our stock price.

Following an investigation by the company’s Audit & Finance Committee (Audit Committee) into the company’s internal control environment, the company has reevaluated the effectiveness of the company’s disclosure controls and procedures and internal control over financial reporting and identified material weaknesses in the company’s disclosure controls and procedures and internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. Our management may be unable to conclude in future periods that our disclosure controls and procedures are effective due to the effects of various factors, which may, in part, include unremediated material weaknesses in internal control over financial reporting.

Management is committed to maintaining a strong internal control environment and believes its remediation efforts will represent an improvement in existing controls. Management anticipates that the new controls, as implemented and when tested for a sufficient period of time, will remediate the material weaknesses. We may not be successful in promptly remediating the material weaknesses identified by management, or be able to identify and remediate additional control deficiencies, including material weaknesses, in the future. If not remediated, our failure to establish and maintain effective disclosure controls and procedures and internal control over financial reporting could result in material misstatements in our financial statements and a failure to meet our reporting and financial obligations, each of which could have a material adverse effect on our financial condition and the trading price of our common stock.

The company has received, and may receive in the future, regulatory, investigative and enforcement inquiries, subpoenas or demands arising from, related to, or in connection with these matters. Professional costs resulting from the investigation that resulted in the identification of the material weaknesses have been significant and are expected to continue to be significant, in particular if litigation costs relating to these regulatory, investigative and enforcement inquiries, subpoenas and demands grow. Although we believe that no significant business has been lost to date, it is possible that a change in the perceptions of our business partners could occur as a result of the investigation and the material weaknesses. In addition, as a result of the investigation and remediation efforts, certain operational changes have occurred and may continue to occur in the future. Any or all of these impacts based on the findings of the investigation and related matters and the surrounding circumstances could exacerbate the other risks described herein and directly or indirectly have a material adverse effect on our operations and/or financial performance.

Cybersecurity incidents could result in the company incurring significant costs and could harm the company’s business and reputation.

The company’s business includes managing, processing, storing and transmitting proprietary and confidential data, including personal information, intellectual property and proprietary business information, within the company’s own IT systems and those that the company designs, develops, hosts or manages for clients. These systems are critical to the company’s business activities, and shutdowns or disruptions of, and cybersecurity attacks on, these systems pose increasing risks. Cybersecurity incidents and network security incidents may include, but are not limited to, attempts to access or unauthorized access of information, exploitation of vulnerabilities (including those of third-party software or systems), computer viruses, ransomware, denial of service and other electronic security incidents. Attacks also include social engineering and cyber extortion to induce customers, contractors, business partners, vendors, employees and other third parties to disclose information, transfer funds, or unwittingly provide access to systems or data. Cyberattacks from computer hackers and cyber criminals and other malicious internet-based activity continue to increase generally, and the company’s services and systems, including the systems of the company’s outsourced service providers, have been and may in the future continue to be the target of various forms of cybersecurity incidents such as DNS attacks, wireless network attacks, viruses and worms, malicious software, ransomware, cyber extortion, misconfigurations, supply chain attacks, application centric attacks, peer-to-peer attacks, phishing attempts, backdoor trojans and distributed denial of service attacks.

The techniques used by computer hackers and cyber criminals to obtain unauthorized access to data or to sabotage computer systems change frequently and are growing in sophistication, and these new techniques generally are not detected until after an incident has occurred. Cybersecurity incidents involving the company’s systems, despite established security controls, could result in disruption of the company’s services, misappropriation, misuse, alteration, theft, loss, corruption, leakage, falsification, and accidental or premature release or improper disclosure or misuse of confidential or other information, including intellectual property and personal information (of the company, third parties, employees, clients or others). The company could be exposed to liability, litigation, and regulatory or other government action, as well as the loss of existing or potential customers, damage to the company’s brand and reputation, damage to the company’s competitive position, and other financial loss, any of which could have a material adverse effect on the company’s business, financial condition and results of operations. In addition, the cost and operational consequences of responding to cybersecurity incidents and implementing remediation measures could be significant. In the company’s industry, security vulnerabilities are increasingly discovered, publicized and exploited across a broad range of hardware, software or other infrastructure, elevating the risk of attacks and the potential cost of response and remediation for the company.

Although the company continuously takes significant steps to mitigate cybersecurity risk across a range of functions, such measures can never eliminate the risk entirely or provide absolute security, and the company has experienced and expects to continue to experience cyberattacks on its information systems. While there have not been cybersecurity incidents or vulnerabilities that have had a material adverse effect on the company, there is no assurance that there will not be cybersecurity incidents or vulnerabilities that will have a material adverse effect in the future.

The company has significant underfunded pension obligations.

The company has significant underfunded obligations under its U.S. and non-U.S. defined benefit pension plans. In 2021, the company made cash contributions of $52.4 million, primarily for its international defined benefit pension plans. Based on current legislation, global regulations, recent interest rates and expected returns, in 2022 the company expects to make cash contributions of approximately $38.5 million, primarily for its international defined benefit pension plans. Estimates for future cash contributions are likely to change based on a number of factors including market conditions and changes in discount rates. The company may need to obtain additional funding in order to make future contributions. In this event, there is no assurance that the company would be able to obtain such funding or that the company will have enough cash on hand to pay the required cash contributions. Deterioration in the value of the company’s worldwide defined benefit pension plan assets, as well as discount rate changes, asset return changes, or changes in economic or demographic trends, could require the company to make cash contributions to its defined benefit pension plans in the future in an amount larger than currently anticipated. Increased cash contribution requirements or an acceleration in the due date of such cash contributions would further reduce the cash available for working capital, capital expenditures and other corporate uses and may worsen the adverse impact on the company’s operations, financial condition and liquidity.

CAUTIONARY STATEMENT PURSUANT TO THE U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Risks and uncertainties that could cause the company’s future results to differ materially from those expressed in “forward-looking” statements include:

Implementation of Business Strategy in Information Technology Market

•	our ability to attract and retain experienced personnel in key positions;

•	our ability to grow revenue and expand margin in our Digital Workplace Solutions and Cloud, Applications & Infrastructure Solutions businesses;

•	our ability to maintain our installed base and sell new solutions and related services;

•	the business and financial risk in implementing acquisitions or dispositions;

•	the potential adverse effects of aggressive competition in the information services and technology market;

•	our ability to effectively anticipate and respond to rapid technological innovation in our industry;

•	our ability to retain significant clients and attract new clients;

•	our contracts may not be as profitable as expected or provide the expected level of revenues;

•	our ability to develop or acquire the capabilities to enhance the company’s solutions;

Defined Benefit Pension Plans

•	we have significant underfunded pension obligations;

General Business Risks

•	the impact of the Audit & Finance Committee’s investigation;

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the impact of management’s conclusion, in consultation with the Audit & Finance Committee, that material weaknesses existed in our disclosure controls and procedures and internal control over financial reporting;

•	the evaluation and implementation of remediation efforts designed and implemented to enhance our control environment;

•	the potential identification of one or more additional material weaknesses in our internal control over financial reporting of which we are not currently aware or that have not been detected;

•	the impact of COVID-19 on our business, growth, reputation, projections, financial condition, operations, cash flows and liquidity;

•	the performance and capabilities of third parties with whom we have commercial relationships;

•	cybersecurity incidents could result in incurring significant costs and could harm our business and reputation;

•	a failure to meet standards or expectations with respect to the company’s environmental, social and governance practices;

•	the risks of doing business internationally when a significant portion of our revenue is derived from international operations;

•	our ability to access financing markets;

•	a reduction in our credit rating;

•	the adverse effects of global economic conditions, acts of war, terrorism, natural disasters or the widespread outbreak of infectious diseases;

•	a significant disruption in our IT systems could adversely affect our business and reputation;

•	we may face damage to our reputation or legal liability if our clients are not satisfied with our services or products;

•	the potential for intellectual property infringement claims to be asserted against us or our clients;

•	the possibility that legal proceedings could affect our results of operations or cash flow or may adversely affect our business or reputation; and

Tax Assets

•	our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

Other factors discussed in this report, although not listed here, also could materially affect our future results.